Exhibit 99.1

Baldwin Reports Improved Results For Fiscal 2008

SHELTON, Conn.--(BUSINESS WIRE)--Baldwin Technology Company, Inc. (AMEX: BLD), a global leader in process automation technology for the printing industry, reported net sales for the fiscal year ended June 30, 2008 of $236.3 million, an increase of $34.8 million or 17.3% over net sales of $201.5 million for the year ended June 30, 2007. Currency exchange rates favorably increased sales by $16.1 million or 8.0%.

For the fiscal fourth quarter, net sales were $65.3 million, an increase of $8.4 million or 14.8% from net sales of $56.9 million for the fourth quarter in the prior year. Currency exchange rates had a favorable impact of 10.9% or $6.2 million.

Baldwin recorded income before income taxes of $8.3M for the year versus $7.6M for the prior fiscal year. Income before income taxes was $3.3M for the fourth quarter compared to $2.2M for the fourth quarter in the previous fiscal year.

Net income for the fiscal year was $6.4 million or $0.41 per diluted share compared to $6.6 million or $0.42 per diluted share for the prior year. Net income for the years ended June 30, 2008 and 2007 included releases of deferred tax valuation allowance of $1.6 million and $2.5 million, respectively, which impacted the tax provisions and net income by the same amounts.

Fourth quarter net income was $3.1 million or $0.20 per diluted share, compared to net income of $3.6 million or $0.23 per diluted share for the comparable quarter in the prior year. Net income for the quarters ended June 30, 2008 and June 30, 2007 included releases of deferred tax asset valuation allowance of $0.4 million and $2.5 million, respectively, which impacted the tax provisions and net income by the same amounts.

This year’s cash flow from operations was $7.6 million compared to $4.2 million in 2007. That cash flow, coupled with disciplined management of working capital and global cash resources, allowed the Company to make $10.6 million of debt repayments.

Orders for the fiscal fourth quarter were approximately $50.4 million, an increase of 10.5% over orders of $45.6 million during the fourth quarter of fiscal year 2007. Orders for the year were $231.9 million, an increase of 18.3% compared to prior year orders of $196.0 million. Backlog as of June 30, 2008 was $48.2 million compared to $52.7 million a year earlier.

President and CEO Karl S. Puehringer said, “We are very pleased to have ended the year with our best shipment quarter in ten years; this achievement is especially noteworthy in a currently more challenging market environment. We attribute the Fiscal 2008 strong performance to the successful integration of recent acquisitions and to our success in designing and introducing products that provide value-added benefits to our customers, especially as they relate to environmental compliance, efficiency and profitability. Our consumables, parts and service revenues continue to strengthen as a result of our having the right products available for the growing world-wide installed base of Baldwin systems. Additionally, we are off to a good start in the new fiscal year with a strong order intake during the month of July, bringing our order backlog as of July 31, 2008 to $54 million.” Puehringer concluded.

John P. Jordan, Vice President and CFO, stated, “Our strategic sourcing initiatives and productivity improvements have enabled us to maintain reasonable margins in a demanding economic environment. Our focus on cost control and our restructuring initiatives enabled us to reduce OPEX to 27% of sales (vs 27.7% in fiscal year 2007), contributing to a 10% improvement in operating income over last year.

We also intensified our focus on working capital elements during the year to improve our cash management. This has resulted in strong cash generation from operations during the second half of the year.” Jordan concluded.

The Company will host a conference call to discuss the financial results and business outlook today at 11 a.m. Eastern Time. Call in information is available on the company’s website at http://www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call or access the webcast of the call. Participating in the call will be Baldwin President and CEO Karl S. Puehringer and Vice President and CFO John P. Jordan.

About Baldwin

Baldwin Technology Company, Inc. is a leading global supplier of process automation equipment for the printing and publishing industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. With a widely recognized reputation for advanced pressroom technology, Baldwin has more than 100 patents as well as several GATF Intertech awards and Fogra certifications. For more information, visit http://www.baldwintech.com .

Baldwin Technology Company, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Quarter ended June 30,
	2008	2007
Net sales	$65,270	$56,891
Cost of goods sold	44,230	38,434
Gross profit	21,040	18,457
Operating expenses	17,305	15,532
Operating income	3,735	2,925
Interest expense	717	740
Interest (income)	(21)	(78)
Other (income) expense, net	(299)	84
Income before income taxes	3,338	2,179
Income tax provision (benefit)	201	(1,437)
Net income	$3,137	$3,616
Net income per share – basic	$0.20	$0.24
Net income per share – diluted	$0.20	$0.23
Weighted average shares outstanding – basic	15,356	15,377
Weighted average shares outstanding – diluted	15,510	15,749
Baldwin Technology Company, Inc. Condensed Consolidated Statements of Income (In thousands, except per share data) (Unaudited)

	Year ended June 30,
	2008	2007
Net sales	$236,330	$201,477
Cost of goods sold	161,585	135,703
Gross profit	74,745	65,774
Operating expenses	62,845	54,867
Restructuring charges	960	994
Operating income	10,940	9,913
Interest expense	3,127	2,272
Interest (income)	(183)	(210)
Other (income) expense, net	(271)	253
Income before income taxes	8,267	7,598
Income tax provision	1,831	958
Net income	$6,436	$6,640
Net income per share – basic	$0.42	$0.44
Net income per share – diluted	$0.41	$0.42
Weighted average shares outstanding – basic	15,444	15,169
Weighted average shares outstanding – diluted	15,730	15,716

Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	June 30,
Assets	2008	2007
Cash and equivalents	$9,333	$16,034
Trade receivables	49,565	47,863
Inventory	31,804	30,384
Prepaid expenses and other	7,636	7,364
Total current assets	98,338	101,645

Property, plant and equipment	6,159	5,375
Intangible assets	39,700	35,910
Other assets	12,510	14,250
Total assets	156,707	157,180

Liabilities
Loans payable	$3,767	$3,249
Current portion of long-term debt	3,472	2,501
Other current liabilities	60,884	61,673
Total current liabilities	68,123	67,423

Long-term debt	17,963	26,929

Other long-term liabilities	9,008	8,288

Total liabilities	95,094	102,640

Shareholders’ equity	61,613	54,540

Total liabilities and shareholders’ equity	$156,707	$157,180

Certain prior year items have been reclassified to conform to the current year’s presentation.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	For the years ended June 30,
	2008	2007
Net cash provided by operating activities	$7,632	$4,246

Net cash (used for) investing activities	(3,991)	(22,696)

Net cash (used) provided by financing activities	(11,449)	20,219

Effects of exchange rate changes	1,107	(221)
Net (decrease) increase in cash and cash equivalents	(6,701)	1,548
Cash and cash equivalents at beginning of year	16,034	14,486
Cash and cash equivalents at end of year	$9,333	$16,034

Certain prior year items have been reclassified to conform to the current year’s presentation.

Cautionary Statement: This release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute “forward-looking” information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Item 1A, “Risk Factors”, in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

CONTACT:
Baldwin Technology Company, Inc.
Helen P. Oster, 203-402-1004